UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2013

BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North, Suite 600, San Diego, California	92128
(Address of principal executive offices)	(Zip Code)

(858) 668-2586
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

On May 6, 2013, Bridgepoint Education, Inc. issued a press release announcing financial results for our first quarter ended March 31, 2013. Net income for the quarter as reported in that press release included $5.6 million in pre-tax bad debt expense that should have been reflected in 2012. After revising for the out-of-period amount, bad debt expense recognized in the first quarter of 2013 was $18.3 million and net income for the quarter was $27.0 million, or $0.49 per fully diluted share. Management has determined that bad debt expense reported during 2012 will be increased and corrected by $7.2 million, which includes the aforementioned $5.6 million. After revising for this change, bad debt expense recognized during 2012 was $73.7 million and net income for the year was $123.4 million, or $2.21 per fully diluted share.

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 will disclose the effect of the increase in 2012 bad debt expense on the 2012 quarterly and annual financial statements. This increase in bad debt expense was immaterial for all prior periods. We determined our accounts receivable aging was incorrect in 2012. We have corrected the aging and our estimate of the allowance for doubtful accounts, which resulted in the increase in bad debt expense. We have performed testing to validate the accuracy of the corrected aging. Management has concluded that these matters relating to our bad debt expense estimates constitute a material weakness and has determined that our disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2012 and March 31, 2013. However, there has been no material misstatement of our financial statements, which can be relied upon for all prior periods.

We will file a Form 12b-25 to provide notice that our Form 10-Q for the quarter ended March 31, 2013 will be filed late. The late filing is due to unanticipated delays experienced in the preparation of the Form 10-Q. These delays were primarily a result of performing additional analyses and reviews of the process for estimating the allowance for doubtful accounts and the completion of management's assessment of the effectiveness of our disclosure controls and procedures and changes in internal control over financial reporting. We anticipate that the Form 10-Q will be filed within the 5-calendar day period permitted under Rule 12b-25.

We will amend our Annual Report on Form 10-K for the year ended December 31, 2012 to: (i) reflect our conclusion regarding disclosure controls and procedures and report on internal control over financial reporting; and (ii) revise our 2012 financial statements to reflect the immaterial increase in bad debt expense. Our quarterly reports on Form 10-Q for 2013 will reflect the revision of the 2012 quarterly financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2013		Bridgepoint Education, Inc.

	By:	/s/ Daniel J. Devine
Name: Daniel J. Devine
Title: Chief Financial Officer